Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our reports dated March 27, 2014, with respect to the financial statements of John Hancock Life Insurance Company of New York and John Hancock Life Insurance Company of New York Separate Account A included in the Statement of Additional Information incorporated by reference in Post-Effective Amendment No. 4 to the Registration Statement (Form N-4 No. 333-176428) and the related Prospectus of Venture Opportunity A-Series Variable Annuity.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 31, 2014